EXHIBIT 99.1

Kraig Biocraft Laboratories, Inc. Signs Spider Silk Commercial License Agreement with the University of Notre Dame

New Agreement makes Notre Dame a Kraig Shareholder

Lansing, Michigan, November 3, 2011 -- Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (Pinksheets: KBLB) (the “Company” or “Kraig”) announced that it signed a commercial license agreement with the University of Notre Dame regarding spider silk technologies.

The agreement awards Kraig the exclusive worldwide commercial rights to certain spider silk technologies which the Company jointly developed with the University of Notre Dame .  Pursuant to the agreement, the University of Notre Dame will become a shareholder of the Company.  The University will also receive a 2% royalty of the Company’s net sales of products which incorporate the technology.

The subject of the agreement is the definitive spelling out of rights for the commercialization of what the Company refers to as “generation one” spider silk technology.  The agreement confirms the Company’s exclusive right to the commercial development of spider silk textiles derived from the subject technology.

“Due to the significance of this technology it was important that we craft an agreement that benefits Kraig, our shareholders and the University," stated Kim Thompson, Company CEO and founder.  “We are very happy to welcome the University of Notre Dame as our newest shareholder.  We are also very happy to formally consummate this commercial license agreement covering the commercial rights to this exciting technology which we have been developing with the University.”

“Our collaboration with university laboratories has been fundamental to the rapid progress we have made in the development of spider silk,” Thompson continued. “The commercial license agreement reflects that sentiment and lays the groundwork for the Company’s commercialization of spider silk technologies.”

About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com) is a fully reporting biotechnology company that recently achieved a series of scientific breakthroughs, with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company's future and expectations other than historical facts are "forward-looking statements." These statements are made on the basis of management's current views and assumptions. As a result, there can be no assurance that management's expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as "believes," "plans," "expects," "anticipates," "foresees," "estimated," "hopes," "develops," "researching," "research," "potential," "could" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals should all be considered forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Management cautions that its ability to further its research, and create commercially-viable products may be affected by the competitive environment, the Company's financial condition and its ability to raise sufficient capital to meet the financial obligations of its business plan and to fund its continuing operations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Contacts:

Ben Hansel
Hansel Capital
benh@ttfsco.com
(720) 288-8495